Exhibit 11


                        Computation of Earnings per Share
                                   (unaudited)




                                                               Fiscal Quarters Ended                     Six Months Ended
                                                        ----------------------------------          ----------------------------
                                                        September 27,         September 29,         September 27,  September 29,
                                                            1996                  1995                 1996            1995
                                                            ----                  ----                 ----            ----
Weighted average common shares outstanding              4,267,000             4,148,100             4,247,900      4,126,600

Dilutive effect of common equivalent shares (a)           448,300               385,500               452,100        354,300
                                                        ---------             ---------             ---------      ---------

Primary average shares outstanding                      4,715,300             4,533,600             4,700,000      4,480,900

Effect of change in share price (b)                        38,100                81,000                30,800         54,200
                                                       ----------           -----------            ----------     ----------

Fully diluted weighted average shares outstanding       4,753,400             4,614,600             4,730,800      4,535,100
                                                       ==========           ===========            ==========     ==========

Net income                                             $1,355,700           $   985,200            $2,689,800     $1,804,000
                                                       ==========           ===========            ==========     ==========

Primary earnings per share                             $     0.29           $      0.22            $     0.57     $     0.40
                                                       ==========           ===========            ==========     ==========

Fully diluted earnings per share                       $     0.29           $      0.21            $     0.57     $     0.40
                                                       ==========           ===========            ==========     ==========


(a)  Calculates the dilutive effect of outstanding stock options based upon the Treasury Stock Method.

(b)  Represents the impact on the treasury stock method of the difference between the average share price during the period and the ending share price for the period.
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